FOR IMMEDIATE RELEASE

ICONIX BRAND GROUP, INC. REPORTS RECORD REVENUE AND EARNINGS FOR THE FULL YEAR AND FOURTH QUARTER 2009

•	2009 non-GAAP net income of $83.3 million, a 19% increase over the prior year
•	2009 revenue of $232.1 million, a 7% increase over the prior year
•	2009 and Q4 non-GAAP diluted EPS of $1.22 and $0.30, respectively
•	2009 and Q4 free cash flow of $134.8 million and $33.2 million, respectively
•	Q4 revenue up 21% and Q4 non-GAAP net income up 28% over the prior year quarter

NEW YORK, New York—February 23, 2010 – Iconix Brand Group, Inc. (NASDAQ: ICON) (“Iconix” or the “Company”), today announced financial results for the fourth quarter and year ended December 31, 2009.

Full Year 2009 results for Iconix Brand Group, Inc.:

Revenue for the full year 2009 was approximately $232.1 million, a 7% increase as compared to approximately $216.8 million in the prior year period. As previously disclosed, 2009 and 2008 include gains from the formation of international ventures and 2009 includes a gain from the sale of a trademark in Canada. Excluding these gains, revenue for 2009 increased 6% to $221.3 million from $208.4 million in 2008.  EBITDA for 2009 increased 9% to approximately $163.1 million as compared to approximately $149.6 million in the comparable prior year period, and free cash flow increased 10% to approximately $134.8 million as compared to approximately $122.1 million in the comparable prior year period. Non-GAAP net income for 2009, which excludes non-cash interest related to the Company’s convertible debt, increased 19% to approximately $83.3 million as compared to approximately $70.2 million in the comparable prior year period and non-GAAP diluted earnings per share increased to $1.22 versus $1.15 in the comparable prior year period. On a GAAP basis, net income increased 19% to approximately $75.1 million, as compared to $62.9 million in the comparable prior year period and diluted earnings per share for 2009 was $1.10 versus $1.03 in the comparable prior year period.

Q4 2009 results for Iconix Brand Group, Inc:

Revenue for the fourth quarter of 2009 was approximately $65.8 million, a 21% increase as compared to approximately $54.3 million in the fourth quarter of 2008. As previously disclosed both the fourth quarter of 2009 and the fourth quarter of 2008 include gains from the formation of international ventures. Excluding these gains, revenue for the fourth quarter of 2009 increased 21% to $58.8 million from $48.5 million in the fourth quarter of 2008. EBITDA for the fourth quarter was approximately $41.9 million, an 11% increase as compared to approximately $37.8 million in the prior year quarter. Free cash flow for the quarter was $33.2 million a 6% increase as compared to approximately $31.5 million in the prior year quarter. On a non-GAAP basis, as defined above, net income increased 28% to approximately $21.9 million, as compared to $17.1 million in the prior year quarter and diluted earnings per share for the fourth quarter of 2009 was $0.30 versus $0.28 in the prior year quarter. On a GAAP basis, net income increased 29% to approximately $19.7 million, as compared to $15.3 million in the prior year quarter and diluted earnings per share for the fourth quarter of 2009 was $0.27 versus $0.25 in the prior year quarter. EBITDA, free cash flow, non-GAAP net income and non-GAAP diluted EPS are all non-GAAP metrics and reconciliation tables for each are attached to this press release.

Neil Cole, Chairman and CEO of Iconix Brand Group, Inc. commented, “I am pleased to report that 2009 was another record year for our Company. Our ability to drive organic growth through the expansion of our direct to retail programs in one of the most challenging retail environments in history demonstrates the strength of our business model.  In 2009, we successfully launched five new direct-to-retail partnerships in the U.S., renewed four direct-to-retail contracts, formed our third international joint venture for Europe and acquired stakes in Ecko and Ed Hardy, two of the leading brands in today’s youth market. We have strengthened our balance sheet and today have approximately $230 million of cash available to be opportunistic in the pursuit of acquisitions. As we begin 2010, we believe our Company is well positioned to deliver continued growth and we look forward to the exciting opportunities ahead of us.”

2010 Guidance for Iconix Brand Group, Inc:

The Company is reaffirming its full year 2010 revenue guidance of $260-$270 million. The Company is reaffirming its 2010 non-GAAP diluted EPS guidance of between $1.25 and $1.30 and GAAP diluted EPS guidance of between $1.13 and $1.18. The Company estimates that free cash flow for 2010 will be in a range of $140- $145 million. This guidance relates to the existing portfolio of brands only and assumes no additional acquisitions.

See reconciliation tables below for non-GAAP metrics. These non-GAAP metrics may be inconsistent with similar measures presented by other companies and should only be used in conjunction with our results reported according to U.S. GAAP.  Any financial measure other than those prepared in accordance with U.S. GAAP should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with U.S. GAAP.

Iconix Brand Group Inc. (Nasdaq: ICON) owns, licenses and markets a growing portfolio of consumer brands including CANDIE'S (R), BONGO (R), BADGLEY MISCHKA (R), JOE BOXER (R) RAMPAGE (R) MUDD (R), LONDON FOG (R), MOSSIMO (R) OCEAN PACIFIC(R), DANSKIN (R) ROCA WEAR(R), CANNON (R), ROYAL VELVET (R), FIELDCREST (R), CHARISMA (R), STARTER (R) and WAVERLY (R). In addition, Iconix owns an interest in the ARTFUL DODGER (R), ED HARDY (R) and ECKO (R) brands. The Company licenses its brands to a network of leading retailers and manufacturers that touch every major segment of retail distribution from the luxury market to the mass market in both the U.S. and around the world. Iconix, through its in-house advertising, promotion and public relations agency, markets its brands to continually drive greater consumer awareness and equity.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995. The statements that are not historical facts contained in this press release are forward looking statements that involve a number of known and unknown risks, uncertainties and other factors, all of which are difficult or impossible to predict and many of which are beyond the control of the Company, which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. Such factors include, but are not limited to, uncertainty regarding the results of the Company's acquisition of additional licenses, continued market acceptance of current products and the ability to successfully develop and market new products particularly in light of rapidly changing fashion trends, the impact of supply and manufacturing constraints or difficulties relating to the Company's licensees' dependence on foreign manufacturers and suppliers, uncertainties relating to customer plans and commitments, the ability of licensees to successfully market and sell branded products, competition, uncertainties relating to economic conditions in the markets in which the Company operates, the ability to hire and retain key personnel, the ability to obtain capital if required, the risks of litigation and regulatory proceedings, the risks of uncertainty of trademark protection, the uncertainty of marketing and licensing acquired trademarks and other risks detailed in the Company's SEC filings, including the prospectus supplement relating to the offering. The words "believe", "anticipate," "expect", "confident", "will", "project", "provide" "guidance" and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward looking statements, which speak only as of the date the statement was made. All forward-looking statements are qualified by these cautionary statements and apply only as of the date they are made. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

# #

Contact Information:
Jaime Sheinheit
Investor Relations
Iconix Brand Group
212.730.0030

Condensed Consolidated Income Statements
(in thousands, except earnings per share data)

	(Unaudited)
	Three Months Ended Dec.31,		Year Ended Dec 31,
	2009	2008	2009	2008

Licensing and other revenue	$65,782	$54,259	$232,058	$216,761

Selling, general and administrative expenses	24,695	18,227	79,356	73,816
Expenses related to specific litigation	-	228	137	893

Operating income	41,087	35,804	152,565	142,052

Interest expense (income), net	10,338	12,108	38,733	44,439

Equity (gain) loss on joint venture, net	(860)	100	(3,424)	528

Other expenses – net	9,478	12,208	35,309	44,967

Income before income taxes	31,609	23,596	117,256	97,085

Provision for income taxes	10,787	8,263	41,551	34,177

Net income	$20,822	$15,333	$75,705	$62,908

Net income attributable to non-controlling interest, net of tax	1,106	-	594	-

Net income attributable to Iconix Brand Group, Inc.	$19,716	$15,333	$75,111	$62,908

Earnings per share:
Basic	$0.28	$0.26	$1.14	$1.09

Diluted	$0.27	$0.25	$1.10	$1.03

Weighted average number of common shares outstanding:
Basic	71,431	58,174	65,763	57,810

Diluted	73,683	61,332	68,325	61,248

Selected Balance Sheet Items: (in thousands)	12/31/2009	12/31/2008

Total Assets	$1,825,894	$1,420,259
Total Liabilities	$856,122	$776,170
Total Stockholders' Equity	$969,772	$644,089

Note: All items in the following reconciliation tables are attributable to Iconix Brand Group, Inc. and exclude results related to non-controlling interests.

The following tables detail unaudited reconciliations from non-GAAP amounts to U.S. GAAP relating to the adoption of FASB Staff Position No. APB 14-1 “Accounting for Convertible Debt Instruments That May Be Settled In Cash Upon Conversion (Including Partial Cash Settlements)” (ASC Topic 470) (“FSP APB 14-1”), which became effective retroactively for the fiscal years beginning after December 15, 2008.

(in thousands, except per share data)

	(Unaudited)		(Unaudited)
	Three months ended		Year ended
Net income reconciliation	Dec 31, 2009	Dec 31, 2008	Dec 31, 2009	Dec 31, 2008
Non-GAAP Net Income (1)	$21,875	$17,136	$83,344	$70,153

GAAP Net income	19,716	$15,333	$75,111	$62,908

Add: Non cash interest related to FSP APB 14-1	3,347	3,095	12,808	11,8 41
Deduct: Income taxes related to non cash interest	(1,188)	(1,292)	(4,575)	(4,596)
Net	2,159	1,803	8,233	7,245

Non-GAAP Net Income	$21,875	$17,136	$83,344	$70,153

	(Unaudited) Three months ended		(Unaudited) Year ended
Diluted EPS reconciliation	Dec 31, 2009	Dec 31, 2008	Dec 31, 2009	Dec 31, 2008
Non-GAAP Diluted EPS (1)	$0.30	$0.28	$1.22	$1.15

GAAP Diluted EPS	$0.27	$0.25	$1.10	$1.03

Add: Non-cash interest related to FSP APB 14-1, net of tax	$0.03	$0.03	$0.12	$0.12

Non-GAAP Diluted EPS	$0.30	$0.28	$1.22	$1.15

Forecasted Diluted EPS	Year Ending 12/31/10		Year Ended 12/31/09
	High	Low	Actual

Non-GAAP Diluted EPS (1)	$1.30	$1.25	$1.22

GAAP Diluted EPS	$1.18	$1.13	$1.10

Add: Non-cash interest related to FSP APB 14-1, net of tax	$0.12	$0.12	$0.12
Non-GAAP Diluted EPS	$1.30	$1.25	$1.22

(1)
Non-GAAP Net Income and non-GAAP EPS, are non-GAAP financial measures, which represent net income excluding any non-cash interest, net of tax, relating to the adoption of FSP APB 14-1.  The Company believes these are useful financial measures in evaluating its financial condition because it is representative of only actual cash interest paid on outstanding debt.

EBITDA Reconciliation Tables:

(in thousands)

	(Unaudited)		(Unaudited)
	Three months ended		Year ended
	Dec. 31, 2009	Dec. 31, 2008	Dec. 31, 2009	Dec. 31, 2008

EBITDA (1)	$41,869	$37,828	$163,074	$149,643

Net Income	19,716	15,333	75,111	62,908

Add: Income taxes attributable to Iconix Brand Group, Inc.	10,169	8,263	41,222	34,177

Add: Net interest expense	10,338	12,108	38,726	44,439

Add: Depreciation and amortization of certain intangibles	1,646	2,124	8,015	8,119
EBITDA	$41,869	$37,828	$163,074	$149,643

(1)
EBITDA, a non-GAAP financial measure, represents income from operations before income taxes, interest, depreciation and amortization expenses. The Company believes EBITDA provides additional information for determining its ability to meet future debt service requirements, investing and capital expenditures.

Free Cash Flow Reconciliation Tables:

	(Unaudited)		(Unaudited)
	Three months ended		Year ended
	Dec. 31, 2009	Dec. 31, 2008	Dec. 31, 2009	Dec. 31, 2008

Free Cash Flow (2)	$33,194	$31,449	$134,843	$122,139

Reconciliation of Free Cash Flow:
Net Income	19,716	15,333	75,111	62,908
Add: Non-cash income taxes, non-cash interest related to convertible debt, depreciation, amortization of trademarks and finance fees, non-cash compensation expense, bad debt expense and net equity earnings from certain joint ventures and sale of trademarks	15,562	18,152	63,605	65,512
Less: Capital expenditures	(2,084)	(2,036)	(3,873)	(6,281)

Free Cash Flow	$33,194	$31,449	$134,843	$122,139

(in thousands)	Year Ending Dec 31, 2010
	High	Low
Forecasted Free Cash Flow (2)	$145,000	$140,000

Reconciliation of Free Cash Flow:
Net Income	$88,600	$84,700
Add: Non-cash income taxes, non-cash interest	59,900	57,800
related to convertible debt, depreciation, amortization
of trademarks and finance fees, non-cash
compensation expense, bad debt expense and net
equity earnings from certain joint ventures
Less: Capital expenditures	(3,500)	(2,500)

Forecasted Free Cash Flow	$145,000	$140,000

(2) Free Cash Flow, a non-GAAP financial measure, represents net income before depreciation, amortization, non-cash compensation expense, bad debt expense, net equity earnings from joint ventures, non-cash income taxes, non-cash interest related to FSP APB 14-1, and less capital expenditures. The Free Cash Flow also excludes any changes in Balance Sheet items. The Company believes Free Cash Flow is useful in evaluating its financial condition because it is representative of cash flow from operations that is available for repaying debt, investing and capital expenditures.